CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus/Proxy Statement (the "Prospectus/Proxy") and Statement of Additional Information constituting parts of this Registration Statement on Form N-14 (the "Registration Statement") of Evergreen Equity Trust of our report dated December 19, 1996 on the financial statements and financial highlights included in the October 31, 1996 Annual Report to Shareholders of Evergreen Global Leaders Fund, which is also incorporated by reference into the Registration Statement.

We also consent to the reference to our Firm under the heading "Financial Statements and Experts" in the Prospectus/Proxy and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" and "Financial Statements" in the Statement of Additional information, both dated March 3, 1997, for Evergreen Global Leaders Fund, which are also incorporated by reference into the Prospectus/Proxy.



Price Waterhouse LLP
1177 Avenue of the Americas
New York, NY 10036

November 10, 1997


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                      CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement of Evergreen Equity Trust on Form N-14 of our report on Blanchard Global Growth Fund dated November 15, 1996, appearing in the Annual Report of Blanchard Global Growth Fund for the year ended September 30, 1996 and to the reference to us under the heading "Financial Statements and Experts" in the Prospectus/Proxy Statement, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania

November 7, 1997